Effective November 8, 2024

NATIONAL HEALTHCARE CORPORATION
AMENDED AND RESTATED GENERAL POLICY ON INSIDER TRADING

This Amended and Restated Insider Trading Policy (the "Policy") describes the standards of National HealthCare Corporation, its subsidiaries and affiliates (collectively, the "Company") on trading, and causing the trading of, the Company's securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and their respective immediate family members and entities controlled by any of them, and the second part imposes special additional trading restrictions applicable to all (i) directors of the Company, (ii) executive officers of the Company at the level of Senior Vice President and above (together with the directors, "Company Insiders"), and (iii) certain other employees that the Company may designate from time to time to be covered by Part II of this Policy because of their position, responsibilities or their actual or potential access to material information ((i)-(iii) above collectively, "Covered Persons").

One of the principal purposes of the federal securities laws is to prohibit so-called "insider trading." Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away, or otherwise trade the Company's securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "nonpublic." The terms "material" and "nonpublic" are defined in this Policy under Part I, Section C. below. The prohibitions apply to any director, officer or employee of the Company, who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

A. Applicability.

This Policy applies to all trading or other transactions in the Company's securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company.

This Policy applies to all employees of the Company, including all employees of National Health Corporation (collectively "Employees"), all officers of the Company ("Officers") and all members of the Company's board of directors ("Directors") and each of their respective family members. This Policy also applies to all those other parties listed previously above.

This Policy also applies to any entities that any Director, Officer, Employee or Covered Person influences or controls, including any corporations, partnerships or trusts (collectively referred to as "Controlled Entities"), and transactions by these Controlled Entities should be treated

for the purposes of this Policy and applicable securities laws as if they were for the account of the controlling person.

The Policy continues to apply to transactions even after termination of employment or service (as applicable) or directorship. If a Director, Officer, Employee or other Covered Person is in possession of material nonpublic information when his or her employment or service (as applicable) or directorship terminates, such person may not engage in transactions subject to this Policy until that information has become public or is no longer material.

B. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information.

(i) No Director, Officer or Employee or other Covered Persons or any of their immediate family members or Controlled Entities may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company (the terms "material" and "nonpublic" are defined in Part I, Section C. (i) and (ii) below).

(ii) No Director, Officer or Employee or other Covered Persons or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to ("tip") any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.

(iii) No Director, Officer or Employee or other Covered Persons or any of their immediate family members or Controlled Entities may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about the Company, that company, or any other company or entity that was obtained in the course of his or her involvement with the Company. No Director, Officer, Employee or other Covered Persons or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.

(iv) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) of any company while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Trade Clearance Committee (which is defined in Part I, Section C. (iii) below).

(v) Bona fide gifts of securities are transactions subject to this Policy.

(vi) Covered Persons and their Controlled Entities must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth in Part II, Section C. below.

C. Definitions.

(i) "Material": Insider trading restrictions come into play only if the information you possess is "material." Information is generally regarded as "material" if it has

market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations:

a. financial performance, especially earnings, or any event that could have a significant impact on financial results;

b. significant changes in business prospects, projections or strategic plans;

c. significant write-downs in assets or increases in reserves;

d. developments regarding significant litigation or government agency investigations;

e. liquidity problems;

f. changes in earnings estimates or unusual gains or losses in operations;

g. changes in the Company's senior management or the board of directors;

h. changes in dividends or significant repurchases of common stock under the stock repurchase program;

i. extraordinary borrowings;

j. significant changes in accounting methods or policies;

k. award or loss of a significant contract;

l. cybersecurity risks and incidents, including vulnerabilities and breaches;

m. changes in debt ratings;

n. proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

o. proposed offerings of securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or disposition, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. **If you are unsure whether information is material, you should either consult the Trade Clearance Committee before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.**

(ii) "Nonpublic": Insider trading prohibitions come into play only when you possess information that is material and "nonpublic." The fact that information has been disclosed to a few members of the public does not make it public for insider trading

purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. Nonpublic information may include:

a. information available to a select group of analysts or brokers or institutional investors;

b. undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

c. information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two (2) trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Trade Clearance Committee or assume that the information is nonpublic and treat it as confidential.

(iii) "Trade Clearance Committee": The Company has appointed the Chief Executive Officer, Chief Financial Officer, and General Counsel as the Trade Clearance Committee for this Policy. The duties of the Trade Clearance Committee include, but are not limited to, the following:

a. assisting with implementation and enforcement of this Policy;

b. Posting the Policy in a location available to employees and amending the Policy, as necessary, to remain up-to-date with insider trading laws;

c. pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section C. below; and

d. providing approval of any Rule 10b5-1 plans under Part II, Section A. (iv) below and any prohibited transactions under Part II, Section D. below.

D. **Exceptions.**

The trading restrictions of this Policy (both Parts I and II) do not apply to the following:

(i) 401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company's 401(k) plan. However, any changes in your investment election regarding the Company's stock are subject to trading restrictions under this Policy.

(ii) ESPP. Purchasing Company stock through periodic, automatic payroll contributions to the Company's Employee Stock Purchase Plan ("ESPP"). However, electing to enroll in the ESPP, making any changes in your elections under the ESPP and selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.

(iii) Options. Exercising stock options granted under the Company's stock option plan(s) for cash, a net exercise, or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any broker-assisted cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

(iv) Restricted Stock. The grant or vesting of restricted stock issued in the ordinary course of business or vesting according to its terms. However, the sale of any shares following the applicable vesting event is subject to trading restrictions under this Policy.

(v) Mutual Fund Transactions. Transactions in mutual funds that are invested in securities of the Company.

(vi) NHC Nonqualified Deferred Compensation Plan ("Deferred Comp Plan"). Investing Deferred Comp Plan contributions in Company stock in accordance with the terms of the Deferred Comp Plan through periodic, automatic payroll and/or bonus compensation contributions to the Deferred Comp Plan. However, any changes in your investment election regarding the Company's stock held in the Deferred Comp Plan are subject to trading restrictions under this Policy.

E. Violations of Insider Trading Laws.

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(i) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

The SEC offers whistleblower awards to persons who provide information leading to the imposition of the civil monetary penalty.

(ii) Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Trade Clearance Committee

and must be provided before any activity contrary to the above requirements takes place.

F. Inquiries.

If you have any questions regarding any of the provisions of this Policy, please contact the Trade Clearance Committee by (i) calling the home office at 615-890-2020; or (ii) emailing the then members of the Committee using their NHC email addresses.

PART II

A. Blackout Periods.

All Covered Persons and their Controlled Entities are prohibited from trading in the Company's securities during blackout periods as defined below.

(i) Quarterly Blackout Periods. Trading in the Company's securities is prohibited during the period beginning at the close of the market on the last day of the last month of each fiscal quarter and ending at the close of business on the second (2nd) trading day following the date the Company's financial results are publicly disclosed and Form 10-Q or Form 10-K is filed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company's financial results.

(ii) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

(iii) Stock Repurchase Plans. The Company may adopt stock repurchase plans from time to time that allow the Company to repurchase its own stock. Trading in Company securities by Covered Persons is prohibited while the Company is actively engaging in repurchases and for two (2) days following a repurchase period.

(iv) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 that:

a. has been reviewed and approved by the Trade Clearance Committee (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Trade Clearance Committee;

b. provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers,

the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

c. was entered into in good faith at a time when the Covered Person was not in possession of material nonpublic information about the Company;

d. gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

e. is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)) (a written plan, contract, instruction or arrangement under Rule 10b5-1 meeting all of the above requirements, an "Approved 10b5-1 Plan").

No Approved 10b5-1 Plan may be adopted during a blackout period.

B. Trading Window.

Covered Persons are generally permitted to trade in the Company's securities when no blackout period is in effect. This means that Covered Persons can usually trade during the period beginning on the day that a blackout period under Part II, Section A. above ends and ending on the day that the next blackout period under Part II, Section A. begins. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section A. (ii) above is imposed or the Company is repurchasing shares under Part II, Section A. (iii) above and will re-open the trading window once the blackout period has ended.

C. Pre-clearance of Securities Transactions.

(i) Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to pre-clear all transactions in the Company's securities before executing them.

(ii) Subject to the exemption in subsection (iv) below, no Covered Person or Controlled Entity may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Trade Clearance Committee.

(iii) The Trade Clearance Committee shall maintain reasonable records of requests made and approvals or disapprovals.

(iv) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Trade Clearance Committee.

D. Prohibited Transactions.

(i) Covered Persons and Controlled Entities are prohibited from trading in the Company's equity securities during a blackout period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(ii) Covered Persons and Controlled Entities are prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from the Trade Clearance Committee:

a. Short-term trading. Covered Persons and Controlled Entities who purchase (or sell) Company securities may not sell (or purchase) any Company securities of the same class for at least six months after the purchase (or sale);

b. Short sales. Covered Persons may not sell the Company's securities short;

c. Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company's securities;

d. Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

e. Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

E. This Policy Controls.

In the event the terms of this policy conflict with any other Company policy addressing insider trading, then this policy shall control.

F. Acknowledgment and Certification.

All Covered Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company's Amended and Restated Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

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(Signature)

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(Please print name)

Date: ______________________________